MASTER RESEARCH, DEVELOPMENT AND CONSULTING AGREEMENT


THIS AGREEMENT is made this 17th day of July, 2003 (the "Effective Date") by and between Nuclear Solutions, Inc., a Nevada corporation ("Nuclear Solutions") and Boris Muchnik, an individual ("Muchnik").


BACKGROUND

       A. Muchnik has broad engineering and management expertise in the core areas of focus of Nuclear Solutions.

       B. Nuclear Solutions wishes to engage Muchnik in various research, development and consulting activities, as determined from time to time.

       C. Muchnik wishes to accept such engagement on the terms and conditions set forth herein.


       NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

1. Services Provided. Muchnik shall provide a minimum of 40 hours per week of research, development and consulting services to Nuclear Solutions as directed from time to time by the Chief Executive Officer of Nuclear Solutions (the "CEO") during the Term of this Agreement (collectively, the "Services").

2. Consideration. In consideration for the Services to be performed during the first 12 months following the Effective Date, upon execution hereof Nuclear Solutions shall immediately issue 3,000,000 shares of Nuclear Solutions common stock to Muchnik according to the following schedule:

1. 1,000,000 Shares within 30 days of the effective date of this contract.

2. 1,000,000 Shares within 30 days after September 17, 2003.

3. 1,000,000 Shares within 30 days after November 17, 2003.

    In consideration for the Services to be performed during months 13 through 24 and 25 through 36 following the Effective Date, Nuclear Solutions shall issue 2,500,000 shares of Nuclear Solutions common stock to Muchnik (collectively, the "Initial Shares") on each of the first and second annual anniversaries of the Effective Date.

3. Additional Consideration/Reimbursement. The following performance incentives shall be awarded to Muchnik upon the following triggering events:

(i) For each US Patent Application submitted by Muchnik or the Company in the name of Nuclear Solutions arising out of the Services, the Board of Directors of Nuclear Solutions (the "Board") shall award Muchnik, at its reasonable discretion, 100,000 to 3,000,000 shares of Nuclear Solutions common stock. The Board shall be required to consider the commercial value of the underlying technology when determining the appropriate award.

(ii) For each valid proof of principal/concept demonstrated by Muchnik to Nuclear Solutions in response to a directive from the CEO that is not patentable due to national security concerns, the Board shall award Muchnik, at its reasonable discretion, 1,000,000 to 25,000,000 shares of Nuclear Solutions common stock. The Board shall be required to consider the commercial value of the underlying technology when determining the appropriate award.

       (iii) For each proof of principal/concept demonstrated by Muchnik to Nuclear Solutions in response to a directive from the CEO that is openly patentable (i.e. not involving unpatentability due to national security concerns), the Board shall award Muchnik, at its reasonable discretion 500,000 to 5,000,000 shares of Nuclear Solutions common stock. The Board shall be required to consider the commercial value of the underlying technology when determining the appropriate award. (iv) For each Patent issued to Nuclear Solutions based on technology developed by Muchnik, the Board shall award Muchnik, at its reasonable discretion 1,000,000 to 20,000,000 shares of Nuclear Solutions common stock. The Board shall be required to consider the commercial value of the underlying technology when determining the appropriate award.

Each of the above issued additional shares shall be referred to as "Bonus Shares" and together with the Initial Shares, the "Shares." Nuclear Solutions' obligation to issue the Shares as set forth in this Section 3 shall survive any termination of this Agreement.

4. Registration. The company will use reasonable efforts to register the shares within 30 days following their issuance to Muchnik

5.	Term.

This Agreement shall commence on the Effective Date and shall continue for a period of 36 months (the "Term"), or unless otherwise terminated in accordance with the provisions set forth in Section 9.

6. Proprietary Rights; Disclosures of Intellectual Property.

       (a) All work performed under this Agreement, and all Services, materials, products and deliverables (the "Intellectual Property") developed or prepared for Nuclear Solutions by Muchnik under this Agreement, shall be the property of Nuclear Solutions and all title and interest therein shall vest in Nuclear Solutions and shall be deemed to be a Work Made for Hire to the extent that (i) the subject matter of the particular Service which gave rise to the Intellectual Property was reduced to writing between Muchnik and Nuclear Solutions; (ii) such Intellectual Property was created during a specific Service performed by Muchnik for Nuclear Solutions and (iii) such Intellectual Property was not disclosed by Muchnik to Nuclear Solutions as a Preexisting Work (as defined below). Intellectual Property meeting the above requirements shall be referred to as "Newly Created Works." To the extent that title to any such Newly Created Works may not, by operation of law, vest in Nuclear Solutions or such Newly Crea ted Works may not be considered Works Made for Hire under applicable law, all rights, title and interest therein are hereby irrevocably assigned to Nuclear Solutions. All such Newly Created Works shall belong exclusively to Nuclear Solutions, with Nuclear Solutions having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Muchnik agrees to give Nuclear Solutions and any person designated by Nuclear Solutions, reasonable assistance required to perfect the rights defined in this Paragraph without further payment or compensation.

       In consideration of the payment by Nuclear Solutions to Muchnik of the amounts specified hereunder for the performance of work, Muchnik agrees to execute, acknowledge and deliver all such papers prepared by Nuclear Solutions with the cooperation of Muchnik as may be necessary to obtain patents for the Newly Created Works in any and all countries of the world and to vest title thereto in Nuclear Solutions, its successors and assigns, and provide, at Nuclear Solutions' expense, all assistance reasonably required to assure Nuclear Solutions the rights thereto.

       Within 30 days of each request from the CEO to undertake a project pursuant to this agreement, Muchnik will provide to the CEO a list of patents, materials, creative content, tools, inventions, specifications, methodologies, discoveries, works of authorship, methods of operation, systems, processes and/or designs, whether or not patentable, related to the proposed project and which have previously been developed by Muchnik (the "Preexisting Works). The disclosure of such Preexisting Works shall be subject to the confidentiality provisions of Section 7 herein. The Preexisting Works shall not be subject to the work-for-hire doctrine described above; however a modification, enhancement or derivative work thereof may be subject to the work-for-hire doctrine if specifically agreed to in writing by Muchnik and Nuclear Solutions. Nuclear Solutions and Muchnik may agree to an assignment or license of any Preexisting Work in an agreement separate from this Agreement.

       Unless otherwise requested by Nuclear Solutions, upon the completion of the Services to be performed under this Agreement or upon the earlier termination of this Agreement (other than upon default for non-payment by Nuclear Solutions that is not later cured either through written agreement of the parties hereto or through satisfaction by Nuclear Solutions of a judgment against it to make such payments), (i) Muchnik shall immediately turn over to Nuclear Solutions all materials and deliverables acquired or developed by Muchnik pursuant to this Agreement and which are related to the Newly Developed Works and (ii) Nuclear Solutions shall immediately turn over to Muchnik all materials and deliverables provided by Muchnik pursuant to this Agreement and which are related to the Preexisting Works.

7. Confidential Information. Nuclear Solutions and Muchnik each acknowledge the sensitivity of the subject matter of this Agreement. Any specifications, drawings, sketches, models, samples, data, computer programs (including all source code and object code) or documentation, technical information, methods of operation, Nuclear Solutions client information or other business information or confidential information of either Nuclear Solutions or Muchnik (the "Confidential Information") and furnished or disclosed by one party to the other hereunder shall be deemed the property of and, when in tangible form, shall be returned to the providing party upon completion or termination of this Agreement. Unless such information was previously known to the receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the providing party or a third party with a right to disclose such information, it shall be held in confidence by the receiving party, shall not be discl osed to any third party by the receiving party, shall be used only for the purposes hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing; provided, however, that the receiving party may disclose the Confidential Information as may be required by law, rule, regulation or court order or decree, or if the receiving party reasonably determines (following advance notice to and opportunity to comment by the other party) that such disclosure is necessary in order to comply with applicable law.

       Both parties acknowledge that disclosure of any Confidential Information by the receiving party will give rise to irreparable injury to the providing party, inadequately compensable in damages. Accordingly, the providing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Both parties acknowledge and agree that the covenants contained herein are necessary for the protection of legitimate business interests of the providing party and are reasonable in scope and content.

       Notwithstanding anything to the contrary, in the event that Muchnik incorporates any of its Confidential Information into the Services, Nuclear Solutions shall have the right to use, disclose and sublicense such Confidential Information.

8. Warranty. The Services provided by Muchnik shall be produced in a workmanlike manner and shall be rendered by qualified personnel who will perform the tasks assigned consistent with good professional practice and the state of the art involved. Muchnik warrants and represents that he has not and shall not grant any rights to any third parties inconsistent with the provisions of this Agreement.

EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 8, MUCHNIK MAKES NO WARRANTIES HEREUNDER, AND EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 8, MUCHNIK EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9. Termination and Cancellation. Either party may terminate this Agreement at anytime with or without cause or reason. In the event of such termination by Nuclear Solutions or by Muchnik, Muchnik shall retain such number of Shares as are pro-rated for such 12 month period to the date of termination. Muchnik must assign all other Shares to Nuclear Solutions within 10 days of termination.

10. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. The parties have agreed that the limitations specified in this
Section 10 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

11. Compliance with Laws. Muchnik shall comply with all applicable federal and state laws and regulations relating in any way to its performance under this Agreement.

12. Applicable Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of the State of Delaware exclusive of its choice of law rules. The parties expressly agree that any and all disputes arising out of or concerning this Agreement shall be litigated and adjudicated in the state and/or federal courts located in the State of Delaware, and each party consents to and submits to such jurisdiction.

13. Assignment and Delegation.

(a) By Muchnik: Muchnik may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of Nuclear Solutions. Any such assignment without such consent shall be null and void.

(b) By Nuclear Solutions: Nuclear Solutions may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of Muchnik. Any such assignment without such consent shall be null and void.

14. Sub-Contractors. Muchnik may engage or make use of subcontractors for the purpose of providing the Services.

15. Notices. All notices to either party shall be in writing and shall be directed to the address stated below (unless notice of an address change is given). Any notices or other communications so addressed shall be deemed duly served if delivered in person or sent by certified mail or facsimile, confirmed by certified mail, return receipt requested.


16. No Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

17. Entire Agreement. This Agreement, including any Schedules hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties, on the subject matter herein. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.

18. Independent Contractors. The relationship of the parties is that of independent contractors. Nothing in the Agreement shall be construed to mean that the parties are members of any partnership, joint venture, association, syndicate or other entity or to confer on either party any express, implied or apparent authority to incur any obligation or liability on behalf of the other party.

19. Severability. In the event that any term or provision of this Agreement is determined to be unlawful or unenforceable, such term or provision shall be deemed severed from this Agreement and all remaining terms and provisions of this Agreement shall remain in full force and effect.

20. Disclosure. Both parties acknowledge and agree that it may be necessary for one party to disclose the fact of the Muchnik's retention, the duties performed and the compensation paid, should there be proper inquiry from such a source as an authorized U.S. or state government agency or should either party believe it has a legal obligation to disclose such information and each party hereby authorizes any such disclosures.

21. Amendments. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instrument signed by the parties hereto.

22. Force Majeure. Neither party shall be liable to the other party for any delay in performance or nonperformance of any provision of this Agreement resulting from state or governmental action; riots, war, acts of terrorism, sabotage, strikes, lock-outs, prolonged shortage of energy, fire, flood, hurricane, earthquakes, lightning, and explosion, provided that each party shall promptly notify the other party of the occurrence of such event and shall estimate the probable delay resulting therefrom.

23. Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provision hereof.

24. Authority to Execute. Each party represents and warrants that it has the legal power and authority to enter into this Agreement and that it has not made and will not make any commitments to the other inconsistent with such rights.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


NUCLEAR SOLUTIONS, INC.				BORIS MUCHNIK


By:	Patrick Herda				Boris Muchnik
Name:
Title:  CEO




Amended September 15, 2003